                                                                     EXHIBIT 4.9


                                HQ HOLDINGS, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


Employee/Optionee:
                  ------------------

Number of shares of
Common Stock subject
to this Agreement:
                  ------

     Pursuant to the HQ Holdings, Inc. 2000 Stock Option and Restricted Stock Plan (the "Plan"), a Committee (the "Committee") of the Board of Directors of HQ Holdings, Inc. (the "Company") has granted to you on this date an option (the "Option") to purchase the number of shares of the Company's Common Stock, $.01 par value ("Common Stock"), set forth above. Such shares (as the same may be adjusted as described in Section 9 below) are herein referred to as the "Option Shares". The Option shall constitute and be treated at all times by you and the Company as a "non-qualified stock option" for Federal income tax purposes and shall not constitute and shall not be treated as an "incentive stock option" as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The terms and conditions of the Option are set out below.

     [It is expressly understood and agreed that the Option being granted to you pursuant to this Agreement is being granted to replace those options previously granted to you ("Prior Options") under the [target company] Plan ("Prior Plan"). It is further understood and acknowledged by you that all Prior Options have been terminated, and the Prior Plan has been terminated, and that the Prior Options and Prior Plan are void and of no effect.]

     1. DATE OF GRANT. The Option is granted to you as of ____________________.

     2. TERMINATION OF OPTION. Except as provided below, your right to exercise the Option (and to purchase the Option Shares) shall expire and terminate in all events on the earliest of (i) ten (10) years from the date of grant, or (ii) the date provided in Section 7 below in the event you cease to be employed by or provide services to the Company or any subsidiary, affiliate, or parent thereof. However, notwithstanding anything to the contrary above, if you are employed by or providing services to the Company or any subsidiary or affiliate thereof immediately before a Change in Control (as defined in the Plan), you may exercise this Option until the later of (a) the date specified in Section 7 below or (b) the first anniversary of such Change in Control, but in no event longer than ten (10) years from the original date of grant.

     3. OPTION PRICE. The purchase price to be paid upon the exercise of the Option is $________ per share (subject to adjustment as provided in Section 9 hereof), which is equal to the Fair Market Value of a share of Common Stock on the date of grant.

     4. VESTING. (a) Except as provided below in the case of a Change in Control, on the first anniversary of the Date of Grant, the Option shall become exercisable to purchase ("vest with respect to") that number of Option Shares (rounded to the nearest whole share) equal to the total number of Option Shares multiplied by twenty-



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five percent (25%), and will vest with respect to an additional twenty-five percent (25%) of the total number of Option Shares (rounded to the nearest whole share) on each subsequent anniversary date thereafter, such that 100% of the Option Shares will vest in four (4) years. Notwithstanding anything to the contrary above, the Option shall vest immediately and in full upon any Change in Control.

     [(b) Notwithstanding anything to the contrary in Section 4(a) above, the Option shall be immediately exercisable in full as of the date of grant, but, once exercised, the underlying Common Stock issued thereunder shall nevertheless remain subject to the vesting schedule specified in Section 4(a). In such case, the Option, upon exercise, shall become an Award of restricted stock governed by the terms of Section 7 of the underlying Plan. However, if you later forfeit such stock, the Company shall refund to you the corresponding Option exercise price you previously paid therefor.] [Upon the subsequent vesting of such restricted stock Award, if the Common Stock is not then publicly traded on a national securities exchange or over-the-counter market, the Company shall loan you the amount needed to pay the federal income tax withholding thereon. Such loan shall be fully recourse, secured by such Common Stock, shall bear interest at the applicable federal rate, and shall have a term of three (3) years, or, if less, until 180 days after the initial firm commitment underwritten public offering of the Common Stock pursuant to a registration statement on Form S-1 or S-2 promulgated under the Securities Act of 1933, as amended.]

     5. EXERCISE OF OPTION. (a) To exercise the Option, you must deliver a completed copy of the attached Option Exercise Form to the address indicated on the Form, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full option price for the Option Shares being purchased and the applicable income tax withholding obligation. Unless otherwise agreed to by the Committee, payment of the option price and tax withholding obligation must be made in cash or by cashier's check; provided, however, that with prior approval of the Committee, and subject to applicable laws and regulations, payment of such option price and/or tax withholding may instead be made, in whole or in part, by (A) the delivery to the Company of a promissory note in a form and amount satisfactory to the Committee, provided that the principal amount of such note shall not exceed the excess of such aggregate option price and tax withholding obligation over the aggregate par value of the purchased Option Shares; (B) to the extent not in violation of any instrument or agreement to which the Company is a party, by delivery of shares of Common Stock (not subject to any security interest or pledge) valued at Fair Market Value at time of exercise, not to exceed the aggregate exercise price and minimum tax withholding obligation; (C) by one or more forms of "cashless exercise" of the Option, including, without limitation, withholding Option Shares from the Option Shares to be otherwise issued that number of Option Shares needed to pay the exercise price and/or minimum tax withholding; or (D) a combination of one or more of the foregoing, or in any other form of payment acceptable to the Committee. The Committee reserves the right to require that any shares of Common Stock delivered by the Optionee in full or partial payment of the exercise price and/or tax withholding to be limited to those shares already owned by the Optionee for at least six (6) months.

     (b) Notwithstanding anything to the contrary in this Agreement, no shares of stock purchased upon exercise of the Option, and no certificate representing such shares, shall be issued or delivered if (1) such shares have not been admitted to listing upon official notice of issuance on each stock exchange upon which shares of that class are then listed, or (2) in the opinion of counsel to the Company, such issuance or

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delivery would (i) cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any requirement of any stock exchange listing agreement to which the Company is a party, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company, or (ii) require registration (apart from such registrations as have been theretofore completed by the Company covering such shares) under any federal, state or other securities or similar law.

     6. TRANSFERABILITY OF OPTION. Except for transfers to Permitted Transferees (as defined in the Plan) pursuant to a transfer approved by the Committee in accordance with a Stock Option Transfer Agreement, the Option may not be transferred by you (other than by will or the laws of descent and distribution or a domestic relations order) and may be exercised during your lifetime only by you or by an alternate payee under a domestic relations order.

     7. TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP.

        (a) In the event that the Company or any subsidiary, affiliate, or parent thereof terminates your employment or other relationship with the Company (or any subsidiary, affiliate, or parent thereof) "for cause" (as determined in the sole discretion of the Company or its designated representative), then both the vested and unvested portion of the Option shall immediately terminate.

        (b) In the event that you terminate your employment or other relationship with the Company (or any subsidiary, affiliate, or parent thereof) for any reason whatsoever (other than as a result of your retirement, death or total and permanent disability (as determined by the Company or its designated representative)), then the Option may only be exercised within 90 days after the date you so terminate your employment or other relationship, and only to the same extent that you were entitled to exercise the Option on the date of such termination and had not previously done so. The unvested portion of the Option shall immediately terminate.

        (c) In the event that you cease to be employed by or provide services to the Company or any subsidiary, affiliate, or parent thereof on a full-time basis
(i) by reason of total and permanent disability (as determined by the Company or its designated representative), (ii) by reason of retirement (as defined by the Company), or (iii) as a result of the termination of your employment or other relationship by the Company or any subsidiary, affiliate, or parent thereof at any time other than "for cause," then the Option may only be exercised within one year after the date you cease to be so employed or provide such services, and only to the same extent that you were entitled to exercise the Option on the date you ceased to be so employed or provide such services by reason of such disability, retirement, or such termination and had not previously done so. The unvested portion of the Option shall immediately terminate.

        (d) In the event that you die while employed by or providing services to the Company or any subsidiary, affiliate, or parent thereof (or within a period of one year after ceasing to be employed by or to provide services to the Company or any subsidiary, affiliate, or parent thereof for any reason described in Section 8(c) hereof), the Option may only be exercised within one year after your death. In such event, the Option may be exercised during such one-year period by the executor or administrator of your estate or by any person who shall have acquired the Option through bequest or inheritance, but only to the same extent that you were entitled to exercise the Option immediately prior to the time of your death and you had not previously done so. The unvested portion of the Option shall immediately terminate.

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        (e) Notwithstanding any provision contained in this Section 7 to the contrary, (i) the time limits provided for in this Section 7 shall be subject to extension in the event of a Change in Control, to the extent provided for in
Section 2 hereof, and (ii) in no event may the Option be exercised to any extent by anyone after the tenth (10th) anniversary of the date of grant of the Option.

     8. REPRESENTATIONS. (a) You represent and warrant to the Company that, upon exercise of the Option, you will be acquiring the Option Shares for your own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and you understand that (i) neither the Option nor the Option Shares have been registered with the Securities and Exchange Commission, (ii) the Option Shares must be held indefinitely by you unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, and the securities laws of any applicable state or other jurisdiction, or is exempt from such registration, and (iii) the restrictions on the transfer of such shares under Section 14 hereof shall apply until the lapse conditions thereof are satisfied. The stock certificates for any Option Shares issued to you will bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT AND THE SECURITIES LAWS OF ANY APPLICABLE STATE AND OTHER JURISDICTION, OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE TRANSFER OF SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS ALSO RESTRICTED PURSUANT TO A STOCK OPTION AGREEMENT, DATED AS OF ____________, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

        IN ACCORDANCE WITH THE PROVISIONS OF SECTION 151(f) OF THE DELAWARE GENERAL CORPORATION LAW, THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

        (b) You further represent and warrant that you understand the Federal, state and local income tax consequences of the granting of the Option to you, the acquisition of rights to exercise the Option with respect to any Option Shares, the exercise of the Option and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares. In addition, you understand that the Company will be required to withhold Federal, state or local taxes in respect of any compensation income realized by you upon exercise of the Option granted hereunder. To the extent that the Company is required to withhold any such taxes, then, unless both you and the

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Committee have otherwise agreed upon alternate arrangements, you hereby agree that the Company may deduct from any payments of any kind otherwise due to you an amount equal to the total Federal, state and local taxes required to be so withheld, or if such payments are inadequate to satisfy such Federal, state and local taxes, or if no such payments are due or to become due to you, then you agree to provide the Company with cash funds or make other arrangements satisfactory to the Company regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Company in its sole discretion.

        (c) You represent you are a bona fide resident of the State of ______________ (the "State"). Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the making of all applicable security filings under the laws of the State and the effectiveness thereof. You shall promptly notify the Company in writing if you become a bona fide resident of any jurisdiction other than the State.

     9. ADJUSTMENTS. In the event that, after the date hereof, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of the Option (to the nearest possible full share), and such adjustment shall be effective and binding for all purposes of this Agreement and the Plan.

     10. CONTINUATION OF EMPLOYMENT. Neither the Plan nor the Option shall alter the "at will" nature of your employment or confer upon you any right to continue in the employ of (or any other relationship with) the Company or any subsidiary, affiliate, or parent thereof, or limit in any respect the right of the Company or any subsidiary, affiliate, or parent thereof to terminate your employment or other relationship with the Company or any subsidiary, affiliate, or parent thereof, as the case may be, at any time.

     11. STOCKHOLDER RIGHTS. No person or entity shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of any Option Shares until the Option shall have been duly exercised to purchase such Option Shares in accordance with the provisions of this Agreement.

     12. PLAN DOCUMENTS. This Agreement is qualified in its entirety by reference to the provisions of the Plan, as amended from time to time, which are hereby incorporated herein by reference. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the Plan shall control.

     The interpretation and construction by the Committee of the Plan, this Agreement, the Options granted hereunder, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon you. Until the Options shall expire, terminate, or be exercised in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to you or any other person or entity then entitled to exercise the Options.

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     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, but without regard to the principle of conflict of laws thereof. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     14. RESTRICTIONS ON TRANSFER AND FIRST REFUSAL, REPURCHASE, AND DRAG-ALONG RIGHTS. You may not directly or indirectly (including by operation of law) assign, bequeath, devise, encumber, hypothecate, mortgage, pledge, sell, or otherwise transfer or dispose of (collectively, "Transfer") any of the Option Shares purchased pursuant hereto other than pursuant to the terms of the Plan. Any purported Transfer of such Option Shares in violation of the terms of the Plan shall be null, void, and of no effect. In addition, you must agree to transfer your Option Shares pursuant to the Plan's right of first refusal, repurchase, and so-called "drag-along rights" specified in Section 9 of the Plan.

     15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective beneficiaries, heirs, executors, administrators, legal representatives, guardians, successors, assigns, transferees, purchasers, alternate payees under a domestic relations order, or any other holder of the Option or the Option Shares.

     16. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and deemed to have been received on the date of delivery if delivered by hand or overnight express, or three days after the date of posting if mailed by registered or certified mail, postage prepaid, addressed to the Company, 15950 North Dallas Parkway, Suite 350, Dallas, Texas 75248, and to you at your address as set forth herein (or such other address to which the Company or you hereby notify the other party hereto to send such notices and communications). Such notices and other communications shall not be considered delivered until actually received or deemed received pursuant to this Section 16.

     17. SET-OFF. Subject to any applicable laws, the Company may set-off any amounts that you owe to the Company (including any transfer taxes applicable to the sale to the Company of your Option Shares pursuant to Section 14 hereof) against the amount that the Company would otherwise pay for your Option Shares.

     18. PROTECTION OF CONFIDENTIAL INFORMATION.

     (a) DEFINITIONS. In this Agreement:

          (1) CLIENT means any individual, proprietorship, partnership, corporation, association, or entity served by the Company, its subsidiaries, or affiliates (collectively the "Company") at any time during the term of your employment with the Company.

          (2)  CONFIDENTIAL INFORMATION means:

               (A) Information disclosed to or known to you as a direct or indirect consequence of, or through your employment with the Company, about any Client's or the Company's

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                    business, methods, operations, products, processes, and
                    services, including, but not limited to, information relating to research, developments, inventions, recommendations, programs, systems, and systems analyses, flow charts, scheduling procedures, finances and financial statements, marketing, merchandising, merchandise sources, Client sources, system designs, procedure manuals, professional fee lists, automated data programs, financing methods, financial projections, computer software, terms and conditions of business arrangements with Clients, reports, personnel procedures, supply and service resources, names, addresses and phone numbers of personnel providing, whether employees of the Company or independent contractors, services to Clients, the Company's contacts including without limitation contacts with its Clients, and all other information pertaining to the Company treated as confidential by the Company including all accompanying documentation therefor.

               (B) All information disclosed to you, or to which you have had access during the period of your employment (including information which you assisted in developing), for which there is any reasonable basis to believe is, or which appears to be treated by the Company as, Confidential Information shall be presumed to be Confidential Information hereunder.

          (b)  CONFIDENTIAL INFORMATION.

               (1) PROPRIETARY INFORMATION. You are aware and acknowledge that the Company has developed a special competence in providing, developing, and/or marketing certain products and/or services and has accumulated Confidential Information not generally known to others in the field which is of unique value in the conduct and growth of the Company's business and which the Company treats as proprietary. You acknowledge that in the course of carrying out, performing, and fulfilling your responsibilities to the Company, you will be given access to and be entrusted with Confidential Information relating to the Company's business and Clients. You recognize that (i) the services that the Company performs and/or the products that the Company provides for its Clients are confidential and that to enable the Company to perform those services and/or provide those products, its Clients may furnish to the Company Confidential Information concerning their affairs, (ii) the goodwill of the Company depends upon, among other things, its keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Company, and (iii) disclosure of any Confidential Information to competitors of the Company or to the

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                    general public would be highly detrimental to the Company.

               (2) DEVELOPMENTS. You agree to notify the Company of any discovery, invention, innovation, or improvement which is directly related to the business of the Company or to the business of any Client (collectively called "Developments") conceived or developed by you during the term of your employment. Developments shall include, without limitations, developments in computer software, and other intellectual properties relating to design, implementation, marketing, and sale of the products and/or services sold by the Company. All Developments, including, but not limited to, all written documents pertaining thereto, shall be the exclusive property of the Company and shall be considered Confidential Information subject to the terms of this Agreement. You agree that when appropriate, and upon written request of the Company, you will file for patents or copyrights with regard to any or all Developments and will sign documentation necessary to evidence ownership of Developments in the Company.

               (3) COVENANTS. In consideration of your employment by the Company, and in consideration of the Option granted to you hereunder, you hereby agree as follows:

                    (A) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. You will not, during your employment with the Company or at any time after termination thereof, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of, any Confidential Information.

                    (B) RETURN OF CONFIDENTIAL INFORMATION. Upon termination of your employment, you agree to deliver to the Company all Confidential Information and all copies thereof along with any and all other property belonging to the Company or any Client whatsoever.

                    (C) DEVELOP COMPETITIVE MATERIALS. You will not develop any materials which are similar to or competitive with the Confidential Information of the Company.

        (c) NONCOMPETE. (1) Based on the professional training and experience you will receive from and the contacts you will be provided by the Company, as well as the highly competitive nature of the Company's business, by receiving and accepting this Option you agree that during the period beginning on the date of your termination of employment with the Company (or any parent or subsidiary thereof) (the "Date of Termination") and ending twenty four (24) months thereafter (the "Covered Time"), you will not compete with the business of the Company or any parent or subsidiary thereof (collectively, the "Employer"). For purposes hereof, "competition" shall mean any engaging, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any

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state of the United States of America in which the Employer is conducting business as of the Date of Termination (the "Covered Area"). For purposes of this Agreement, "Covered Business" shall mean providing, to any person or entity which was a client or prospective client of Employer at any time during your period of employment ("Period of Employment") any of the types of executive suite industry or related consulting services provided from time to time by Employer to any of its clients. For purposes of this Section, (i) the phrase "prospective clients" shall mean those persons, associations, partnerships, corporations or other entities which, at any time during the Period of Employment, Employer had identified, analyzed, marketed, solicited, or otherwise determined to attract as clients; and (ii) the phrase "engaging, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise(other than as the holder of less than 1% of the outstanding stock of a publicly traded corporation), either alone or in the association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business.

        (2) By accepting this Option, you agree that during the term of your employment (including any extensions thereof) and during the Covered Time you shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of Employer or affiliates of Employer to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of Employer or affiliates of Employer to become employees, agents, representatives or consultants of any other person or entity.

        (3) By accepting this Option, you understand that the provision of this Section may limit your ability to earn a livelihood in a business similar to the business of Employer but nevertheless agree and hereby acknowledge that the restrictions and limitations hereof are reasonable in scope, area, and duration, and that the consideration provided under the Plan and this Option Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of your education, skills and abilities, by participating herein, you agree that you will not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent you from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.

        (4) By participating herein, you further understand and acknowledge that the covenants of this Section are ancillary to and part of the Plan and this Option Agreement, and are reasonably necessary to protect the goodwill and business interests of Employer.

     (d) INJUNCTION AND OTHER RELIEF. You agree that a breach or threatened breach on your part of any covenant contained in this Section 18 of this Agreement will cause such damage to the Employer as will be irreparable and for that reason you further agree that the Employer shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any further violation of such covenants by you, your employer, employees, partners, or agents, or by any entity by which you, directly or indirectly, own any interest (other than ownership of publicly held corporations of which you own less than one percent (1%) of any outstanding securities). The right to injunction shall be cumulative and in addition to any and all other remedies the Employer may have, including, specifically, recovery of money damages and any other legal or equitable relief available. In addition, any breach of this
Section 18 shall

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result in automatic forfeiture and cancellation of any and all Options and
Option Shares owned or held by you or any Permitted Transferee (whether or not vested), with the original purchase price to be returned to you, and all profits received through exercise of Options or sale of Option Shares shall be promptly returned and repaid to the Company.

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     Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Secretary of the Company.

                                       HQ HOLDINGS, INC.

                                       By:
                                           -------------------------------------


                                       Its:
                                            ------------------------------------


Accepted and Agreed To
As of               ,      :
      --------------  -----

                                       -----------------------------------------
                                          Employee/Optionee


                                       Address:
                                                --------------------------------

                                       -----------------------------------------

     I hereby agree to be bound by all of the provisions, restrictions, and limitations contained herein to the extent that I now have or later obtain any rights or interests in either the Option or any Option Shares, and acknowledge that any Option granted or Option Shares purchased hereunder are either the separate property of my spouse or community property that is subject to the sole management, control, and disposition of my spouse.


                                       Date:
-----------------------------------          -----------------------------------
Spouse of Employee/Optionee

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                                HQ HOLDINGS, INC.

                     STOCK OPTION AND RESTRICTED STOCK PLAN

                              OPTION EXERCISE FORM

     Under the HQ Holdings, Inc. Stock Option and Restricted Stock Plan (the "Plan"), I hereby exercise the right to purchase __ shares of Common Stock, $.01 par value, of HQ Holdings, Inc. pursuant to the Option granted to me on ________________ under the Plan. Enclosed herewith is $_____________, an amount equal to the total exercise price for the shares of Common Stock being purchased pursuant to this Option Exercise Form and the applicable income tax withholding obligation with respect to this exercise.


Date:
      -----------------------------    -----------------------------------------
                                       Signature

     Send a completed copy of this Option Exercise Form to:


                                       HQ Holdings, Inc.

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       Attn:
                                             -----------------------------------